EXHIBIT 23.2





               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS





     We have issued our report dated February 7, 2000 accompanying the consolidated financial statements and schedule included in the Annual Report of Unitil Corporation and subsidiaries on Form 10-K for the year ended December 31, 1999, as amended by Form 10-K/A filed on April 14, 2000. We hereby consent to the incorporation by reference of said report in the Registration Statement of Unitil Corporation on Form S-3, relating to the Unitil Corporation Dividend Reinvestment and Stock Purchase Plan. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

                                                      /s/ Grant Thornton LLP


Boston, Massachusetts
July 26, 2000